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                                                       EXHIBIT NO. EX-99.H.3.XIV

                        DIMENSIONAL INVESTMENT GROUP INC.
                              AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT IS AMENDED AND RESTATED this 13th day of October, 2000, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the "Fund"), on behalf of certain separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation ("Dimensional").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended ("1940 Act"), and its securities are registered under the Securities Act of 1933, as amended; and

         WHEREAS, the Fund desires to retain Dimensional to provide administrative services and services to the owners of certain series of shares; and

         WHEREAS, Dimensional is willing to provide such services.

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, intending to be legally bound, the parties agree as follows:

         1.       DEFINITIONS.

                  A. "Portfolio" means a series of the Fund that is listed on Schedule A, which is attached hereto and made a part hereof.

                  B. "Plan" means a retirement plan that is a legal owner of a Portfolio's shares.

                  C. "Participant" means a person having a Plan account to which a Portfolio's shares are (i) credited or (ii), pursuant to the Plan's provisions, required to be credited.

                  D. "Instructions" means instructions from a Plan sponsor or Participant given in accordance with the provisions of a Plan.

         2. EMPLOYMENT OF DIMENSIONAL. The Fund hereby employs Dimensional to provide the administrative and shareholder services described herein on the terms hereinafter set forth. Dimensional hereby accepts such employment and agrees to provide the services for the compensation herein set forth.

         3.       ADMINISTRATIVE SERVICES TO BE PROVIDED.

                  A. Dimensional shall supervise the administrative affairs of the Fund as they pertain to the Portfolios. Specifically, Dimensional shall:

                           (1) supervise the services provided to the Fund for
the benefit of the Portfolios by the Portfolios' custodian, transfer and dividend disbursing agent, printers, insurance carriers

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(as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund for the benefit of the Portfolios;

                           (2) assist the Fund to comply with the provisions of
applicable federal, state, local and foreign securities, tax, organizational and other laws that (i) govern the business of the Fund in respect of the Portfolios (except those that govern investment of the Portfolios' assets), (ii) regulate the offering of the Portfolios' shares and (iii) provide for the taxation of the Portfolios;

                           (3) assist a Portfolio to conduct meetings of its
shareholders if and when called by the board of directors of the Fund;

                           (4) furnish such information as the board of
directors of the Fund may require regarding any investment company in whose shares the Portfolio may invest; and

                           (5) provide such other administrative services for
the benefit of the Portfolio as the board of directors of the Fund may reasonably request.

                  B. In carrying out its responsibilities under this Section, to the extent Dimensional deems necessary or desirable and at the expense of a Portfolio, Dimensional shall be entitled to consult with, and obtain the assistance of, the persons described in subparagraph (1) above who provide services to the Fund.

                  C. Dimensional, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Fund in respect of the Portfolios.

         4. EXPENSES OF THE FUND. It is understood that each Portfolio will pay all of its own expenses incurred to conduct its administrative affairs.

         5. SHAREHOLDER SERVICES TO BE PROVIDED. In addition to the administrative services to be provided pursuant to Section 3 of this Agreement, from time to time, the Fund may request that Dimensional provide shareholder services to certain Plans.

                  A. If requested by the Fund to provide shareholder services Dimensional may subcontract with a third party to provide as specified in section 5B below or may provide itself the following services:

                           (1) Maintain records for each Plan's and each
Participant's account invested in Portfolio shares; properly allocate payroll and/or other contributions to each Participant's account on a regular basis; properly split contribution amounts among available Portfolio investment options in accordance with Instructions reflecting each Participant's investment elections; post exchanges (transfers) between available Portfolio investment options to each Participant's account in accordance with Instructions; post distributions, withdrawals and other debits to each Participant's account in accordance with Instructions; determine and post investment earnings and gains or losses to Participant's account on a periodic basis; and prepare and disseminate Participant and Plan statements on a periodic basis.

                           (2) Make available to Participants an automated voice
response unit ("VRU") for Participant telephone inquiries and investment Instructions. Dimensional shall implement commercially reasonable security measures, consistent with industry standards, designed to control access to the VRU. Dimensional shall use its best efforts to provide uninterrupted access to the VRU

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sufficient to accommodate the reasonably expected level of use by participants and, to the extent within its control, shall perform required maintenance of its VRU and related equipment only during hours that United States securities markets are not open for business.

                           (3) Process and transmit Participants' investment and
redemption Instructions promptly to the Fund's transfer agent in accordance with procedures established by the Fund.

                           (4) Make personnel available to answer Participants'
questions concerning their Plan accounts.

                  B. In carrying out its responsibilities under Section 5.A. herein, to the extent Dimensional deems necessary or desirable, and at its own expense, Dimensional shall be entitled to subcontract its obligations under
Section 5.A. to obtain and provide the services of persons Dimensional reasonably believes are competent to perform such services in a satisfactory manner, provided that each such contract shall provide:

                           (i) neither the Fund nor any Portfolio shall have any
liability thereunder;

                           (ii) all services shall be provided, and all
contractors shall be licensed, in accordance with applicable law; and

                           (iii) the parties shall keep confidential any
information regarding the Fund, the Portfolios, the Plans and Participants received in connection with providing the services thereunder, except: (a) as necessary to provide the services; (b) as necessary to comply with applicable law; and (c) except information regarding the Fund and Portfolios which is otherwise publicly available.

Periodically, upon request of the board of directors of the Fund, Dimensional shall provide the board with an evaluation of the quality of any services subcontracted by Dimensional pursuant to this Section 5.B.

         6. COMPENSATION. For the services to be provided by Dimensional under this Agreement, each Portfolio shall pay Dimensional, at the end of each month, a fee equal to one-twelfth of the percentage of the average daily net assets of such Portfolio during the month set forth on Schedule A; provided, however, that with respect to any net assets of any Portfolio for which Dimensional has been requested by the Fund to provide shareholder services pursuant to Section 5 hereunder, such annual fee shall be increased by .25% of such net assets. From the fee payable by each Portfolio hereunder, if Dimensional has been requested by the Fund pursuant to Section 5 to provide shareholder services hereunder, Dimensional may pay persons engaged by Dimensional pursuant to Section 5.B. herein to provide shareholder services to such Portfolio's shareholders, on an annual basis, .25% of the average net assets of such Portfolio. Neither Dimensional, nor any person engaged by Dimensional pursuant to Section 5.B., shall use any compensation paid by a Portfolio pursuant to this Agreement to finance any activity that is primarily intended to result in the sale of a Portfolio's shares within the meaning of rule 12b-1 under the 1940 Act. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

         7. OTHER ACTIVITIES. The services of Dimensional hereunder are not deemed exclusive, and Dimensional shall be free to render similar services to others as long as its services hereunder are not impaired thereby.

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         8. LIABILITY. Dimensional shall not be liable for any loss or delay resulting from Dimensional's act or failure to act caused by circumstances beyond Dimensional's control, including, without limitation, malfunction of the VRU or other electronic media, interruption of power supply or other utilities, fire, flood, ice, earthquake, explosion or other act of God, nor shall Dimensional be responsible for delays caused by unavailability of the VRU during periods of required maintenance, provided that Dimensional has made reasonable efforts to minimize interruptions of service occasioned by such maintenance. No provision of this Agreement shall be deemed to protect Dimensional against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         9. SEVERAL LIABILITY. No Portfolio shall be obligated to pay a fee owing hereunder by any other Portfolio.

         10. DURATION AND TERMINATION.

                  A. This Agreement shall become effective on the date written below, provided that prior thereto it shall have been approved by the Board of Directors of the Fund, and shall continue in effect until terminated by the Fund or Dimensional on 60 days notice to the other party. Each party shall be entitled to terminate this Agreement as to one or more Portfolios, subject to notice as provided in the immediately preceding sentence.

                  B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postage-paid, to the other party at the principal business office of such party.

         11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed and effective on the 13th day of October, 2000.

DIMENSIONAL FUND ADVISORS INC.                    DIMENSIONAL INVESTMENT GROUP
                                                  INC.


By: /s/ MICHAEL T. SCARDINA                       By: /s/ CATHERINE L. NEWELL
   ------------------------------------------         ----------------------
   Michael T. Scardina                                Catherine L. Newell
   Vice President and Chief Financial Officer         Vice President


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                                   SCHEDULE A

                                                                 Annual
                                                               Fee as a
                                                             Percentage of
                       Portfolio                           Average Net Assets*
                       ---------                           -------------------
 U.S. 6-10 Small Company Portfolio K                               0.32
 U.S. Large Cap Value Portfolio K                                  0.15
 U.S. 4-10 Value Portfolio K                                       0.30
 U.S. Large Company Portfolio K                                    0.125
 DFA International Value Portfolio K                               0.20
 Emerging Markets Portfolio K                                      0.40
 DFA One-Year Fixed Income Portfolio K                             0.10
 DFA Two-Year Global Fixed Income Portfolio K                      0.10

 *To be increased by .25 with respect to those assets for which Dimensional provides shareholder services as described in
   Section 5.

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